UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2014

United Online, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-33367	77-0575839
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

21301 Burbank Boulevard Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 287-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Neil P. Edwards, Executive Vice President and Chief Financial Officer of United Online, Inc. (the “Company”), announced his intention to terminate his employment with the Company.  The effective termination date of Mr. Edwards’ employment will be March 14, 2014.

On March 13, 2014, the Company’s Board of Directors appointed Michelle D. Stalick, the Company’s Senior Vice President and Corporate Controller, as the Company’s Chief Accounting Officer and Interim Chief Financial Officer, effective as of March 15, 2014.  Ms. Stalick, age 37, has been the Company’s Senior Vice President, Corporate Controller since October 2013, and prior to that, she was the Company’s Vice President, Corporate Controller since June 2012.  Prior to that, she served as the Company’s Vice President, Financial Reporting from October 2008 to May 2012.  She joined the Company in September 2002 as its Financial Reporting and Audit Manager, and served as its Director, Financial Reporting from August 2005 to September 2007.  Prior to joining the Company, Ms. Stalick was a senior audit associate with PricewaterhouseCoopers LLP.

In connection with her appointment as Chief Accounting Officer, effective March 15, 2014, Ms. Stalick’s annual base salary will be increased from $250,000 to $280,000.  In addition, in connection with her appointment as Interim Chief Financial Officer, she will receive additional compensation in the aggregate amount of $60,000, payable over a three (3)-month period commencing as of March 15, 2014, regardless of the length of her service as Interim Chief Financial Officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2014	UNITED ONLINE, INC.

	BY:	/s/ Francis Lobo
Francis Lobo
President and Chief Executive Officer

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